Exhibit 99.1

Visa Inc. Announces Quarterly Dividend

SAN FRANCISCO, CA, January 26, 2009 – Visa Inc. (NYSE: V) announced that its Board of Directors has declared a quarterly dividend in the aggregate amount of $0.105 per share of class A common stock (determined in the case of class B and class C common stock on an as-converted basis) payable on March 3, 2009 to all holders of record of Visa’s class A, class B and class C common stock as of February 13, 2009.

This press release does not constitute an offer of any securities for sale. This press release contains certain forward-looking statements. All forward-looking statements in this press release are based on information available to Visa as of the date hereof, and Visa undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Visa: Visa operates the world’s largest retail electronic payments network providing processing services and payment product platforms. This includes consumer credit, debit, prepaid and commercial payments, which are offered under the Visa, Visa Electron, Interlink and PLUS brands. Visa enjoys unsurpassed acceptance around the world and Visa/PLUS is one of the world’s largest global ATM networks, offering cash access in local currency in more than 170 countries. For more information, visit www.corporate.visa.com

Contacts:

Investor Relations: Victoria Hyde-Dunn, 415-932-2213, ir@visa.com

Media Relations : Sandra Chu, 415-932-2564, globalmedia@visa.com